CONFIRMING STATEMENT

 This Statement confirms that the undersigned, David Kleinhandler, has authorized and designated G. Darcy Klug, Daniel J. Schreiber and Maureen Brennan
Gershanik, or any of them, to execute and file on the undersigned's behalf all
Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Independence
Energy Corp.  The authority of G. Darcy Klug, Daniel J. Schreiber and Maureen
Brennan Gershanik under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to his ownership of or transactions in securities of Independence Energy Corp., unless earlier revoked in writing.  The undersigned acknowledges that none of G. Darcy Klug, Daniel J.
Schreiber or Maureen Brennan Gershanik or Independence Energy Corp. is assuming any of the undersigned's responsibilities to comply with Section 16 of the
Securities Exchange Act of 1934.

Date: 9/3/2015     /s/ David Kleinhandler
       Name:  David Kleinhandler